Exhibit 4(c)

PROTECTIVE   LIFE   INSURANCE   COMPANY            P.  O.  BOX   1928               BIRMINGHAM,   ALABAMA   35201-1928

PROTECTIVE MARKET DEFENDER II ANNUITY

SINGLE PREMIUM DEFERRED REGISTERED INDEX-LINKED ANNUITY CONTRACT

TRADITIONAL INDIVIDUAL RETIREMENT ANNUITY (IRA)

DISCLOSURE STATEMENT

This statement does not change in any way the IRA that you purchased. Rather, it simply discusses important facts that you should know about your IRA. For example, IRA means “individual retirement annuity” or “individual retirement account.” The information herein is based on the Internal Revenue Code of 1986, as amended, and the regulations and rulings thereunder (referred to as the “Code”). This disclosure statement is for your general information, and is not intended to be exhaustive or conclusive, to apply to any particular person or situation, or to be used as a substitute for qualified legal or tax advice.  Further information about your IRA can be obtained from any district office of the Internal Revenue Service (“IRS”) and from IRS Publication 590, (“Individual Retirement Arrangements (IRAs) (Including Roth IRAs and Education IRAs)”).  In this document, “the Company” refers to Protective Life Insurance Company.

You may revoke your IRA at your option according to the “Right to Cancel” provision of the face page of your contract.  If you revoke your IRA within seven (7) days after you purchase or establish it, the entire amount you paid for your IRA will be returned to you without any adjustment for commissions, administrative expenses or fluctuation in market value. To revoke you IRA, you must notify the Company or any agent of the Company within the seven (7) day revocation period. The revocation must be in writing and may be either mailed or delivered. If mailed, written notice is deemed received on the date of postmark (or if sent by certified or registered mail, the day of certification or registration) if you put it in the mail in the United States in an envelope, or appropriate wrapper, first class postage prepaid, properly addressed. If you make notice of your revocation to the Company please direct it to:

Annuity Services

Protective Life Insurance Company

P. O. Box 1928

Birmingham, Alabama 35201-1928

Telephone: 1-800-456-6330

If a change in information set forth in this disclosure statement or the agreement occurs before the end of the seven (7) day revocation period, we will send you an amendment and you will have seven (7) days after receipt of the amendment to revoke.

A traditional IRA is one form of individual retirement arrangement authorized by the Code. It allows you (the owner) to set aside money for your retirement.  Earnings in your traditional IRA are not taxed until they are distributed to you.  The following restrictions and limitations apply to your Protective Traditional Individual Retirement Annuity (referred to as “your IRA@ or “an IRA@).

1.                                      ELIGIBILITY

Generally, you are eligible to establish or make contributions to your IRA in a year to the extent you have compensation for the year, and provided that such contributions (1) do not exceed the maximum allowable annual contributions under Code Section 219(b), including “catch-up” contributions for certain individuals age 50 and older, or (2) constitute “rollovers” or “transfers.”

The maximum annual contribution limit for IRA contributions is equal to $5,500 for 2018.  After 2018, the limit is reviewed annually for inflation and adjusted as necessary in $500 increments, except as otherwise provided by law.

An individual who has attained age 50 may make additional “catch-up” IRA contributions.  The maximum annual contribution limit for the individual is increased by $1,000 for 2018 and thereafter, except as otherwise provided by law.

Due to the foregoing limits, if the minimum initial Purchase Payment requirement for your contract exceeds the amounts in the prior paragraph, you may establish your IRA using those contracts only by way of a rollover or transfer, as described in section 2, below.  Subsequent Purchase Payments are subject to the annual limitations in this section 1.

IPD-2190

2.                                      ROLLOVERS AND TRANSFERS TO OR FROM AN IRA

a.                                      Rollover and transfers from one IRA into another IRA

Distributions from an IRA that you roll over to another IRA within 60 days are tax-free.  The amount distributed is not includible in your gross income when distributed, is not deductible when rolled over to the recipient IRA, and generally is taxable later when distributed from the recipient IRA to you or your beneficiary.  However, if you roll over a distribution and fail to do so within 60 days, unless the failure is waived by the IRS, (1) the distribution is includible in your gross income and may be subject to a 10 percent penalty tax on distributions before age 59½, and (2) the rollover could constitute an excess contribution to the recipient IRA that is subject to a 6 percent excise tax and could adversely effect the federal tax treatment of the recipient IRA and/or the amounts thereunder.  Also, to the extent a distribution is not rolled over, it is includible in your gross income and subject to a 10 percent penalty tax (subject to the rules, discussed below, regarding transfers to and from qualified retirement plans).

You may make only one rollover distribution per year. The one-year period begins on the date you receive the IRA distribution, not on the date you roll it over into another IRA.

Rather than rollover distributions from one IRA to another IRA, you may transfer amounts from one IRA directly to another IRA in a “trustee-to-trustee” transfer.  Such transfers are subject to rules similar to those for rollovers between IRAs, subject to certain exceptions.  One exception is that direct transfers are not subject to the once-a-year limitation that applies to IRA rollovers.

b.                                      Transfers to and from qualified retirement plans

An “eligible rollover distribution” from a qualified plan under Code Section 401(a), a qualified annuity under Code Section 403(a), a tax-sheltered annuity or custodial account under Code Section 403(b), or governmental plan under Code Section 457(b) (collectively referred to as “qualified retirement plans”) may be transferred tax-free directly to an IRA.  Eligible rollover distributions from a qualified retirement plan are subject to special rules, including a mandatory 20 percent withholding requirement that applies generally to eligible rollover distributions not directly transferred to an IRA or another qualified retirement plan.

Also, subject to certain limitations and restrictions, a distribution from an IRA (other than a distribution of after-tax amounts) may be transferred tax-free directly to a qualified retirement plan.

The direct rollover distribution amount is not includible in your gross income when distributed, is not deductible when transferred directly to the recipient IRA or qualified retirement plan, and generally is taxable later when distributed from the recipient arrangement to you or your beneficiary.

However, a distribution that is not directly rolled over nevertheless may be rolled over tax-free by you within 60 days after your receipt of the distribution (subject to the mandatory 20 percent withholding requirement, mentioned above).  If you rollover a distribution and fail to do so within the 60 day period, unless the failure is waived by the IRS, (1) the distribution is includible in your gross income and may be subject to a 10 percent penalty tax on distributions before age 59½, and (2) the rollover could constitute an excess contribution to the recipient arrangement and could adversely affect the federal tax treatment of the recipient arrangement and/or the amounts thereunder.  Also, to the extent a distribution is not transferred, it is includible in your gross income and subject to a 10 percent penalty tax on distributions before age 59½ (subject to the rules, discussed above, regarding rollovers and transfers between IRAs).

The following types of payments cannot be rolled over from a qualified retirement plan to an IRA (or to another qualified retirement plan):

Payments Spread Over Long Periods.  You cannot roll over a payment if it is part of a series of equal (or almost equal) payments that are made at least once a year and that will last for:

•                  your lifetime (or your life expectancy), or

•                  your lifetime and your beneficiary’s lifetime (or life expectancies), or

•                  a period of ten years or more.

Required Minimum Distributions.  Beginning in the year you reach age 70½, a certain portion of your payment cannot be rolled over because it is a minimum distribution required under the Code that must be paid to you.

Other Distributions.  Certain other types of distributions cannot be rolled over, such as hardship distributions, corrective distributions of certain excess deferrals, excess contributions, or excess aggregate contributions.  The administrator of the plan making the distribution should inform you of the amount that is eligible to be rolled over. If you have any questions, you should consult your tax advisor.

You can roll over an “eligible rollover distribution” by having the cash or other assets directly transferred to an IRA or qualified retirement plan, or you can receive the assets and roll them over to an IRA or qualified retirement plan within 60 days of receipt.  However, as mentioned above, a mandatory 20 percent withholding requirement that applies to eligible rollover distributions that you roll over, rather than have directly transferred to an IRA or another qualified retirement plan.

3.                                      NATURE OF YOUR IRA

Your IRA is an annuity contract intended to qualify under Code Section 408(b) as an individual retirement annuity. It has the following characteristics:

a.                                      Your IRA is not transferable by the owner (you).

b.                                      Generally, you may make additional contributions to your IRA, subject to certain limits under federal tax law, and the limits on contributions defined in the contract.  Unless otherwise provided by applicable federal tax law, each additional contribution (1) must be at least $5,000, and (2) except in the case of a non-taxable rollover or transfer contribution, as described above, may not exceed the amount allowable under Code Section 219(b).  The amount of the maximum annual IRA contribution under Code Section 219(b) may vary from year to year.  In addition, if you have attained age 50, you may be eligible to make additional “catch-up” IRA contributions under Code Section 219(b).  The amount of the catch-up contribution depends on your adjusted gross income (“AGI”), and may vary from year to year.

c.                                       Distributions from your IRA generally must satisfy the minimum distribution requirements set forth in Code Section 401(a)(9) and Code Section 408(b)(3).  Your entire interest from your IRA must be distributed, or commence being distributed, no later than April 1 of the year after the year in which you attain age 70½ (or such later date provided by law) over any of the following periods:

1)                                     Your life, with or without a period certain not extending beyond your life expectancy;

2)                                     The lives of you and your designated beneficiary (within the meaning of Code Section 401(a)(9)), with or without a period certain not extending beyond the life expectancy of you and your designated beneficiary;

3)                                     A period certain not extending beyond your life expectancy;

4)                                     A period certain not extending beyond the life expectancy of you and your designated beneficiary.

d.                                      If you die before distributions have begun, your entire interest in the contract will be distributed to your designated beneficiary by December 31 of the year containing the fifth anniversary of your death; provided, however, distribution may be made over your designated beneficiary’s life or life expectancy, if started by December 31 of the year after your death. If you die after distributions have begun, all remaining annuity payments will be distributed at least as rapidly as the method of distribution in effect as of your date of death.  For these purposes, distributions will have considered to have begun generally on April 1 after the year in which you attain age 70½ or, if earlier, on the date annuity payments commence in a form acceptable under the Code. If your surviving spouse is the designated beneficiary under your IRA, special rules exist allowing your surviving spouse to elect to treat your IRA as his or her own.

e.                                       Your entire interest in the annuity is non-forfeitable, and the annuity is for the exclusive benefit of you and your designated beneficiary.

4.                                      INCOME TAX CONSEQUENCES

a.                                      Tax Status

The money in your IRA accumulates tax-free each year. This permits you to receive the maximum benefits from your contributions during the accumulation period.

b.                                      Deductibility of Contributions

Generally, you may deduct the full amount of your IRA contribution from your gross income (other than rollover or transfer contributions) up to the annual amount allowable under Code Section 219(b) if you are not an “active participant” in an employer-sponsored retirement plan. If either you or your spouse is an active participant in an employer-sponsored retirement plan and your combined MAGI exceeds $101,000, the amount of your IRA deduction is phased-out over your AGI up to $121,000.  If you are an active participant in an employer-sponsored retirement plan, your eligibility to deduct the amount of your IRA contribution is phased-out based on the amount of your MAGI depending on the year and your filing status.

Even if you cannot deduct part or all of your IRA contribution, you still may be eligible to contribute up to the maximum annual IRA contribution amount allowable under the Code. The maximum annual contribution amount allowable under the Code may vary from year to year.  In addition, if you are age 50 or older, you may be eligible to make additional “catch-up” contributions to your IRA depending on AGI.

c.                                       Distributions

The amount of a distribution includible in income is taxed as ordinary income to you in the year that you receive the distribution. Distributions are not taxable to the extent that such distribution is allocable to after-tax or nondeductible IRA contributions.  Special rules apply with respect to allocating deductible and nondeductible IRA contributions for this purpose.

Distributions from your IRA are not eligible for the special tax treatment available for lump sum distributions from certain qualified retirement plans.  If an amount that is distributed is less than the minimum amount that is required to be distributed under federal tax law, an excise tax equal to 50 percent of the excess of the minimum requirement over the actual distribution shall be paid by the payee unless waived by the Secretary of the Treasury.

An additional 10 percent penalty tax is imposed on certain distributions (including amounts deemed distributed as the result of a prohibited loan or use of security for a loan) made before you have attained age 59½, unless such distribution is made on account of death or disability, certain educational expenses (as defined in Code Section 72(t)(7)), the purchase of your first home (as defined in Code Section 72(t)(8)), or if the distribution is part of a series of substantially equal payments over your life or your life expectancy or the lives of you and your beneficiary.  Certain other exceptions may apply.  The tax on premature distributions does not apply to amounts that are rolled over.

The following special federal income tax rules apply when distributions are made from an IRA: (i) all your IRAs are to be treated as one IRA; (ii) all distributions from your IRAs during a tax year are to be treated as a single distribution; (iii) the combined value of your IRAs (to include all distributions made during the year) is to be determined as of the end of the calendar year; and (iv) premature distribution (before age 59½) and mandatory (after age 70½) distribution rules continue to apply to your IRA distributions.

d.                                      Loans and Prohibited Transactions

If you borrow any money under your IRA annuity (or, by use of your IRA annuity, borrow any money), the IRA will lose its tax-favored status as an IRA, and its fair market value will be deemed distributed as of the first day of the tax year in which the borrowing occurs. Once the IRA annuity loses its tax-favored status, you are required to include the fair market value of the assets in your income for that tax year. Fair market value is determined as of the first day of that tax year in which the borrowing occurs.  (Also, it should be noted that special prohibited transaction rules apply to IRA accounts.)

5.                                      ESTATE TAX

Generally, the value of your IRA is included in your gross estate for federal estate tax purposes.

6.                                      TAX RETURN

Generally, a Form 5329 (Return for Individual Retirement Savings Arrangement) must be filed if an individual owes taxes on excess contributions to an IRA or premature distributions from an IRA.  You must file Form 5329 with the Internal Revenue Service for each taxable year during which excise taxes are due.

7.                                      IRS APPROVAL

Your IRA annuity has not been submitted to, nor approved by the Internal Revenue Service as to the form of the contract.  The Internal Revenue Service may not approve this IRA annuity as to form when we do submit it.

8.                                      AMENDMENT

The Company reserves the right to amend the contract as necessary or advisable from time to time to comply with changes in the Code or other requirements imposed by the IRS so as to obtain or maintain the contract as an IRA.

9.                                      FINANCIAL DISCLOSURE

The Company pays a commission to the Agent who sold this annuity.

10.                               IRA CONTRACT OR ENDORSEMENT

While this disclosure statement discusses important facts that you should know about your IRA, the IRA contract and endorsement set forth the legal obligations of you and the Company. Because of the technical nature of these documents, you may wish to consult with your tax advisor.

11.                               CONTRACT VALUES

Your contract value at any time is equal to your purchase payments plus accumulated interest credited to the contract, minus the aggregate amount(s) withdrawn from the contract to satisfy your withdrawal requests including withdrawal adjustments and charges, if any.

We do not assess a charge to issue the contract, and there are no ongoing fees or charges associated with owning the base contract.  However, there may be fees, charges or other costs associated with certain optional benefits that you may have purchased or elected when the contract was issued, or that you may purchase after that date.  These fees, charges and other costs are described in the riders or endorsements we issue to explain those optional benefit(s).

We assess a withdrawal charge on, and apply a market value adjustment (“MVA”) to aggregate annual withdrawals that exceed the free-withdrawal amount.  The withdrawal charge percentage was established when you purchased the contract. The MVA is unlimited, and may increase or decrease the amount deducted from the contract value to satisfy your withdrawal request.  The free-withdrawal amount, withdrawal charge, market value adjustment, and the relationship among these values are described in the contract Schedule.

Your contract value is apportioned according to your instructions among the Strategies we offer from time-to-time.  A Strategy is a specifically defined method of determining the gain or loss that will be credited to amounts allocated to that Strategy.  Each available Strategy is completely described in the contract you purchased.  We will not discontinue any Strategy to which you have allocated contract value.

Your contract value may increase or decrease depending upon the performance of the Strategies in which you choose to invest, and the timing and amount of the withdrawals you take from the contract, including Required Minimum Distributions.  Therefore, you should consult with a trusted, knowledgeable advisor and understand the potential financial and tax implications of any contract transaction you are considering.

This section is a general description of how charges, gains and losses impact your Protective Market Defender II contract value.  Please refer to your contract for complete details.

Protective Life Insurance Company